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                                                                     EXHIBIT 23a

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in the Registration Statements (Registration Statement 33-61375, Form S-8 Registration Statement No. 33-37884, Registration Statement No. 33-44528 and Registration Statement No. 33-44930) pertaining to the Stockholders Investment Program, Equity Option Plan and the Outside Directors' Formula Stock Option Plan of Schawk, Inc. of our report dated February 9, 1996, with respect to the consolidated financial statements and schedules of Schawk, Inc. and our report dated November 12, 1993 with the respect to the combined financial statements of Fuzere Manufacturing Company, Inc., Robinson Industries and Fuzere Midwest included in the Annual Report (Form 10-K) for the year ended December 31, 1995.

Chicago, Illinois                                             ERNST & YOUNG LLP
March 21, 1996